As Filed With the Securities and Exchange Commission on December 23, 2008
                                           Registration Statement No. __________
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933


                            AMERICAN TONERSERV CORP.
                    -----------------------------------------
                    (Exact Name of Registrant in its Charter)

          Delaware                                      33-0686105
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                          420 Aviation Blvd. Suite 103
                          Santa Rosa, California 95403
                                 (800) 736-3515
               ---------------------------------------------------
                   (Address and telephone number of principal
               executive offices and principal place of business)

                            2005 Stock Incentive Plan
                     2008 Nonqualified Stock Incentive Plan
         ---------------------------------------------------------------
                              (Full title of plan)


                          Daniel J. Brinker, President
                          420 Aviation Blvd. Suite 103
                          Santa Rosa, California 95403
                                 (800) 736-3515
                    ----------------------------------------
                          (Name, address and telephone
                          number of agent for service)

                                    Copy to:
                               James P. Beck, Esq.
                           Clanahan, Beck & Bean, P.C.
                     1873 South Bellaire Street, Suite 1401
                             Denver, Colorado 80222
                                 (303) 893-2300

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                    Proposed        Proposed
                                    Maximum         Maximum
Title of Class of                   Offering        Aggregate       Amount of
Securities to be    Amount to be    Price           Offering        Registration
Registered          Registered      Per Share       Price           Fee
--------------------------------------------------------------------------------
Common Stock,        15,383,900     $0.2259 (1)  $3,475,223.01 (1)   $136.57
$.001 Par Value

Common Stock,         1,970,386     $0.22  (2)     $433,484.92 (2)   $ 17.04
$.001 Par Value
                                                                     -------
Total                                                                $153.61
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of registration fee based on the weighted average exercise price of outstanding options to purchase 15,383,900 shares.

(2) Estimated solely for the purpose of computing the amount of registration fee based on the closing price of Registrant's Common Stock on the OTC Bulletin Board on December 17, 2008 of $0.22.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated in this Registration Statement:

     1.  Annual Report on Form 10-KSB for the fiscal year ended December 31,
         2007.

     2. Quarterly Reports on Form 10-QSB and Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

     3. Current Reports on Form 8-K filed on January 2, 2008; January 4, 2008; March 12, 2008; March 31, 2008; April 16, 2008; July 14, 2008; October
         6, 2008; November 6, 2008; and December 9, 2008 (excluding information furnished pursuant to Item 2.02 or Item 7.01 and any exhibits thereto).

     4. All documents filed by the Company, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Daniel J. Brinker, American TonerServ Corp., 420 Aviation Blvd. Suite 103 Santa Rosa, California 95403, phone number
(800) 736-3515.

Item 4.  Description of Securities.  Not applicable.

Item 5. Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits the board of directors of American TonerServ Corp., a Delaware corporation (the "Company"), to indemnify any person against expenses (including attorneys'
fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of the Company, or serving or having served, at the request of the Company, as a director, officer, employee, or agent of another corporation,


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


partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Company's Certificate of Incorporation includes provisions that limit the liability of our directors for monetary damages in breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. As a result our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

     *    any breach of their duty of loyalty to us or our stockholders;

     * acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     * unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided by Section 174 of the Delaware General Corporation Law; or

     * any transaction from which the director derived an improper personal benefit.

     Any amendment or repeal of these provisions would be only for future matters and would not adversely affect any limitation on the liability of a director existing at the time of the amendment or repeal.

     The Company's Bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law.


Item 7.  Exemption from Registration Claimed.  Not applicable.


Item 8.  Exhibits.

Exhibit
Number   Description                        Location
------   -----------                        ---------

 5.1     Opinion of Clanahan, Beck &
         Bean, P.C. regarding legality.     Filed herewith electronically.

23.1     Consent of Perry-Smith LLP,
         Independent Registered Public
         Accounting Firm                    Filed herewith electronically.

23.2     Consent of Clanahan, Beck &
         Bean, P.C.                         (Contained in Exhibit 5.1)




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

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering; and

     (5) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than



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

the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









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


                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa and State of California on the 23rd day of December, 2008.

                                      By: /s/Daniel J. Brinker
                                         Daniel J. Brinker
                                         President and Chief Executive
                                         Officer


                                      By: /s/Ryan Vice
                                         Ryan Vice
                                         Chief Financial Officer and
                                         Principal Accounting Officer


    Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons on the Registrant's behalf and in the capacities and on the dates indicated.

      Signature and Title                                   Date


   /s/ Daniel J. Brinker                              December 23, 2008
   Daniel J. Brinker, Director



   /s/ Thomas Hakel                                   December 23, 2008
   Thomas Hakel, Director



   ____________________________                       ___________, 2008
   William A. Robotham, Director



   /s/ Chuck Mache                                    December 23, 2008
   Chuck Mache, Director



   ____________________________                       ___________, 2008
   Steven R. Jensen, Director






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